Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Sandy Spring Bancorp, Inc. of our reports dated February 29, 2008, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the 2007 Annual Report on Form 10-K of Sandy Spring Bancorp, Inc. that is incorporated by reference in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in this Prospectus, which is part of the Registration Statement.

/s/ McGladrey & Pullen, LLP
Frederick, Maryland
February 4, 2009